Exhibit 4.9

[English Translation]

April 23, 2004

China Mobile Communication Co., Ltd

and

China Mobile Communications Corporation

Agreement on Use of Premises and Related Management Services

Contents

1	Premises	1

2	Usage of Premises	2

3	Related Management Services	2

4	Payment of Utilization Fees and Related Service Charges	2

5	Commitment and Guarantee	3

6	Improvements, renovation and exterior signage of Party B’s Premises	4

7	Term of the Agreement and term of use of Party B’s Premises	4

8	Force Majeure	4

9	Confidentiality	4

10	Assignment	5

11	No waiver	5

12	Notice	5

13	Governing law and dispute settlement	5

14	Effectiveness of this Agreement and miscellaneous	6

Agreement on Use of Premises and Related Management Services

This agreement (“Agreement”) was made and entered into between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on April 23, 2004.

BETWEEN

(1)	China Mobile Communication Co., Ltd (hereinafter referred to as “Party A”)

Legal Representative: Wang Xiaochu

Address of registration: No. 29, Financial Street, Xicheng District, Beijing

(2)	China Mobile Communications Corporation (hereinafter referred to as “Party B”)

Legal representative: Zhang Ligui

Address of registration: No. 29, Jinrong Avenue, Xicheng District, Beijing

WHEREAS:

(A)	Party A is a limited company incorporated and validly existing under the laws of China. Party A is a subsidiary of Party B.

(B)	Party B is a limited liability company incorporated and in valid existence under the laws of China and has the right to engage in mobile telecommunications services including constructing and investing in mobile telecommunications network as well as other mobile telecommunications businesses.

(C)	In order for Party A to maintain normal production and operations, Party A needs to use some premises that Party B has the right of use. Party A also requires Party B’s related management services.

(D)	The two Parties are willing to make fair and reasonable arrangements for the related premises and supplementary management services supplied by Party B to Party A.

THEREFORE, the two Parties reach the following agreements through amicable consultation and on the basis of equality and mutual benefit:

1	Premises

1.1	The premises provided by Party B to Party A for use shall be a part of the office building that Party B has obtained the right of use at 53A, Xibianmengnei Avenue, Xuanwu District, Beijing, including the related equipments and facilities such as air conditioners, water, heat, light and power supplies, etc. (hereinafter referred to as “Party B’s Premises”) with a surface area of 15,041 sqm.

1.2	During the term of this Agreement, Party A may, due to its operational needs, request that the amount of Party B’s Premises space which is utilized be increased or decreased; in such event, Party B shall use best efforts to meet such requirements, subject to its own operational needs and requirements.

2	Usage of Premises

2.1	Party B’s Premises will be used as offices, operations, warehouses and any other legitimate purposes as agreed upon by the two Parties.

2.2	Party A shall not transfer or assign the right of use of Party B’s Premises to any third party without the consent of Party B. However, Party B hereby agrees that Party A may transfer or deliver the right of use of Party B’s Premises to its subsidiaries.

3	Related Management Services

3.1	Party B shall correspondingly provide Party A with related management services with respect to Party B’s Premises. Such management services shall include (but not limit to):

3.1.1	Daily maintenance for such equipments and facilities inside Party B’s Premises as air conditioners, water, electricity, heat, elevators and light supplies, etc;

3.1.2	Daily cleaning work of Party B’s Premises and relevant garden maintenance within the scope of Party B’s Premises;

3.1.3	Daily security services for Party B’s Premises.

3.2	Party B may, with written consent of Party A, entrust a third party (inclusive of Party B’s subsidiaries, affiliates and other related companies) to provide Party A with related specific services provided that Party B has to make sure that the service quality provided by any such third party meets the requirements under this agreement and conforms to the state and industry standards. Party B shall undertake the ultimate and full responsibilities for all obligations of the services provided by the third parties. Any additional charges arising from the entrustment of third parties shall be at expense of Party B.

4	Payment of Utilization Fees and Related Service Charges

4.1	Party B shall charge Party A for utilization fees and related service charges at standard rates, which shall not be higher than the general market leasing charges and property management fees for similar premises. The specific utilization fees and related service charges decided based on this principle shall total RMB864 for each square meter per year, i.e. total RMB7,797,600 yuan a year.

4.2	All expenses (including water, electric, heat and natural gas rates, etc) actually arising during the period Party A’s use of Party B’s Premises shall be at expense of Party A.

4.3	Party A should pay the annual premises utilization fees and related service charges to Party B before November 25, 2004. Later on, Party A shall pay Party B for the same before May 25 for the first half of each year.

4.4	Where Party A delays the payment of premises utilization fees and related service charges, it shall pay Party B a penalty of 0.03% of the amount of the late payment for each day of delay.

4.5	Where the comprehensive management services provided by Party B do not meet the national standards, industrial criterions or requirements in Clause 5.5 under this Agreement, Party A may, at its discretion, make deductions to the service charge due to Party B for the relevant month of service provided by Party B. Where Party B delays in providing such services, Party A may deduct 3% of the monthly service charge as a penalty for each day of delay.

4.6	Party B shall bear any and all payments of taxes in relation to Party B’s proprietary premises used by Party A.

5	Commitment and Guarantee

5.1	Each Party hereto represents, warrants and undertakes to the other Party that this Agreement is valid, effective and equally binding to the two Parties.

5.2	Party B guarantees that it has the right to provide Party B’s Premises to Party A for use. Where, in any occasion or for any reasons, Party B’s property right and/or right of use to the Premises is exposed to any objection, which causes Party A’s failure to realize its right of use under this Agreement or any other damages, Party B shall compensate Party A for any and all direct economic losses thus incurred to Party A.

5.3	Party A guarantees to compensate any and all direct economic losses where Party B’s Premises are damaged intentionally by Party A.

5.4	Party B guarantees that Party B’s Premises provided and delivered to Party A for use is in good conditions as required by Party A. Party B shall conduct regular inspection and repairs to these premises. Where Party A suffers any loss during the use of Party B’s Premises due to the poor management of Party B, the latter shall compensate any and all direct economic losses thus incurred to Party A.

5.5	Party B guarantees that the comprehensive management services provided by Party B shall be in conformity to the state standards and industrial criterion and meet the following basic requirements:

5.5.1	Equipments & facilities

To ensure normal operation of the equipments and facilities, Party B shall improve its operation system for equipments and facilities, set up a filing system on equipments and facilities, strengthen its routine inspection and patrol, and upkeep its regular maintenance.

5.5.2	Environment & sanitation

All-day cleanliness shall be kept; offices, business locations, corridors and courtyards remain tidy, sanitary and no garbage or sundries are allowed to be piled around; any problem discovered shall be solved in time.

5.5.3	Landscaping

Landscaping shall be up to the related state standards. Plants shall be trimmed, fertilized and irrigated frequently and prevented from the attack by plant diseases and insect pests.

5.5.4	Security

Security shall be up to the level of morality, professionalism and service consciousness and strong skill of defence.

5.5.5	Transportation order and car parking

Transportation and parking shall be in good order.

5.5.6	Water, electricity and gas rate shall be paid on time.

5.5.7	Other related supplementary services shall be supplied in time.

6	Improvements, renovation and exterior signage of Party B’s Premises

Party A may, with written consent of Party B, make decoration, renovation, installation, alteration and improvement inside or outside Party B’s Premises at the expense of Party A. Nevertheless, Party A shall guarantee that:

6.1	The decoration, renovation, installation, alteration and improvement shall not change any characteristics of Party B’s Premises in any substantial aspects;

6.2	All construction work related to the decoration, renovation, installation, alteration and improvement should be done in a proper manner so that all persons and premises can be protected and Party B’s operations nearby will not be disturbed unreasonably.

7	Term of the Agreement and term of use of Party B’s Premises

7.1	This Agreement shall be of validity from the day when it comes into force to March 31, 2007.

7.2	The term of use of Party B’s Premises by Party A shall be from January 1, 2004 to December 31, 2005. The term of use of Party B’s premises will automatically extend 1 year or extend again after the first year extension until the expiration of this Agreement unless any of the Parties gives a written notice to the other Party 60 days before the expiration of this Agreement. The rights and obligations of the two Parties during the extension shall still apply in this Agreement.

8	Force Majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party to perform the related obligations hereunder, the affected Party shall immediately notify the other Parties of such event, and provide the other Parties within fifteen (15) days valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay to perform all or part of such obligations under the Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

9	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither Party shall, without prior written consent (each Party shall not refuse or delay to give the consent without any reasons) of the other Party, offer or disclose the contents of this Agreement or any other materials or information related to the operations of the other Party to any companies, enterprises, organizations or individuals.

10	Assignment

Save as stated in Clause 2.2 and Clause 3.2 under this Agreement, neither Party shall, without the prior written consents of the other Party, transfer or assign any and all of its right(s) or obligation(s) under this Agreement.

11	No waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either Party shall not be construed as a waiver of these rights, power or privileges. Any one time or partial exercise of such rights or powers by one Party shall not affect any further or complete exercise of such rights or powers.

12	Notice

12.1	Any notice in connection with this Agreement shall be made in writing and delivered to the other Party by hand, by post or facsimile transmission. Any notice delivered by hand shall be deemed as received upon delivery; Any notice sent by facsimile transmission shall be deemed as received when the sender’s fax shows “sent”; Any notice delivered by post shall be deemed as received on the 5th working date (accordingly extended for legal holidays) after the mailing date. Any notice shall come into force upon receipt.

12.2	The addresses for service and recipients of the two Parties shall be as follows:

China Mobile Communication Co., Ltd	China Mobile Communications Corporation

Recipient: Liu Wenli	Recipient: Liu Wenli

Address: No. 29, Jinrong Avenue, Xicheng District, Beijing	Address: No. 29, Jinrong Avenue, Xicheng District, Beijing

Post Code: 100032	Post Code: 100032

Tel: 66006688-1108	Tel: 66006688-1108

Fax: 66006110	Fax: 66006110

13	Governing law and dispute settlement

13.1	This Agreement shall be governed by, construed and executed in accordance with Chinese law.

13.2	Any dispute in connection with validity, interpretation or performance of this Agreement arising between the two Parties shall be settled through amicable consultation. Where it cannot be settled through consultation within 30 days from the day when the dispute arises, either Party may summit the dispute to China International Economic and Trade

Arbitration Commission for arbitration in Beijing according to the currently valid arbitration rules. The arbitration award shall be final and binding upon the two Parties. Save as the matters in dispute for arbitration, other parts of this agreement shall remain valid during the period of arbitration.

14	Effectiveness of this Agreement and miscellaneous

14.1	This Agreement shall come into force upon execution by the legal persons or representatives of the two Parties.

14.2	Upon the unanimous agreement of the Parties hereto, the Agreement may be amended or supplemented and any of such amendment or supplementary to the Agreement shall be effective only if they are in writing and executed by the legal persons or authorized representatives of the Parties.

14.3	The Agreement is severable. Should any provision hereof for any reason at any time be declared invalid or unenforceable, then the validity and enforceability of the remaining provisions herein shall remain intact.

14.4	The Agreement is executed in Chinese in six (6) original counterparts, one of which shall be retained by each Party hereto, four shall be retained by Party A for filing with the relevant land and real estate authority. Each counterpart is equally effective.

China Mobile Communication Co., Ltd	China Mobile Communications Corporation

Legal Representative (Signature)	Legal Representative (Signature)

/S/ WANG Xiaochu	/s/ XUE Taohai